Exhibit 99.1

Forty Seven Inc. Reports Third Quarter 2018 Financial Results and Recent Business Highlights

-- Advanced Oncology Pipeline with FSI-189, an Anti-SIRPα Antibody; Investigational New Drug (IND) Application-Enabling Studies Expected to Begin in 2019 –

-- New England Journal of Medicine Published Data from Phase 1b Trial of 5F9 in Combination with Rituximab in Relapsed/Refractory Non-Hodgkin’s Lymphoma (NHL) --

-- Enhanced Corporate Position, Establishing Scientific Advisory Board (SAB) and Strengthening Patent Protection for 5F9 --

-- Plan to Present New Preclinical Data Supporting Priming Dose and Azacitidine Combination Strategies for 5F9 at American Society of Hematology (ASH) Annual Meeting --

MENLO PARK, Calif., Nov. 13, 2018 – Forty Seven Inc. (NASDAQ:FTSV), a clinical-stage, immuno-oncology company focused on developing therapies to activate macrophages in the fight against cancer, today reported financial results for the third quarter ended September 30, 2018 and provided a business update.

“Our recent accomplishments reflect our commitment to establishing Forty Seven as a pioneer in the development of a new class of checkpoint therapies, which harness the innate immune system to help patients more effectively defeat their disease,” said Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of Forty Seven, Inc.
“We were pleased to have the New England Journal of Medicine publish our Phase 1b NHL data for 5F9 in combination with rituximab earlier this month, which speaks to the potential of macrophage activation for the treatment of cancer.

“In addition to progressing our ongoing clinical trials of 5F9 toward data readouts in 2019, we advanced our pipeline in the third quarter with additional efforts on FSI-189 as our next development candidate,” continued Dr. McCamish. “FSI-189 is an anti-SIRPα antibody, designed to interfere with CD47 activity through a distinct modality, which enables us to more fully exploit the potential of the CD47/SIRPα pathway as a novel oncology target. We look forward to building on this momentum in the coming months, as we work together with our newly appointed SAB to advance our pipeline and maximize our impact.”

Upcoming Milestones:

•

Forty Seven plans to present preclinical data providing new insights into the mechanism of action of its priming and maintenance dose strategy for 5F9 in a poster session at the 60th ASH Annual Meeting, which will be held December 1-4, 2018 in San Diego, California. Also at ASH, Forty Seven will present a poster detailing new preclinical data that supports the combination of 5F9 and azacitidine for the treatment of acute myeloid leukemia (AML). Patients with AML have already been dosed with this combination based on these promising preclinical results.

Third Quarter and Recent Business Highlights:

Pipeline:

•

In October 2018, Forty Seven advanced FSI-189, an anti-SIRPα antibody, as its second product candidate for the treatment of cancer.  SIRPα is the cognate receptor of CD47 and, in preclinical models, FSI-189 blocked SIRPα binding to CD47 and enhanced macrophage phagocytosis of cancer cells. SIRPα is only expressed on certain cells types, including macrophages. As a result, Forty Seven believes that FSI-189 may be effective at low doses. FSI-189 is currently in preclinical development, and Forty Seven plans to initiate IND-enabling studies in 2019.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

•

In October 2018, Forty Seven announced that proof-of-concept data from the Phase 1b portion of its Phase 1b/2 clinical trial evaluating 5F9 in combination with rituximab in patients with relapsed/refractory NHL were published in the New England Journal of Medicine. In the Phase 1b portion of the study, 5F9 demonstrated signs of clinical efficacy, and was safe and well-tolerated in the patients treated.

Corporate:

•

In October 2018, Forty Seven announced the formation of its SAB, including the appointment of four leading scientists in the fields of immunotherapy and oncology: 2018 Nobel Laureate for Medicine, James Allison, Ph.D.; Ronald Levy, M.D.; Padmanee Sharma, M.D., Ph.D.; and Louis Weiner, M.D.

•

In August 2018, the European Patent Office Opposition Division ruled in favor of Forty Seven, rejecting challenges to the company’s licensed European patent, EP ‘512, which covers the use of CD47 antibodies designed to treat cancer through phagocytosis. This decision strengthens Forty Seven’s patent protection for 5F9 in Europe.

Third Quarter 2018 Financial Results:

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Cash Position: As of September 30, 2018, cash, cash equivalents and short-term investments were $154.0 million, as compared to $88.1 million as of December 31, 2017. This increase reflects net proceeds of $116.3 million from Forty Seven’s initial public offering of common stock, which closed in July 2018.  The company expects that its cash, cash equivalents and short-term investments will fund operating expenses and capital expenditure requirements into 2020.

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R&D Expenses: R&D expenses were $18.0 million for the third quarter ended September 30, 2018, as compared to $8.8 million for the same period in 2017. This increase was primarily due to non-recurring upfront payments on two licensing deals of $6.3 million, as well as the continued advancement of the company’s clinical development efforts and preclinical and discovery programs. This increase was partially offset by $1.7 million in grant and cost-share funding recognized under the company’s grants from the California Institute of Regenerative Medicine, the Leukemia and Lymphoma Society and Merck KGaA.

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G&A Expenses: G&A expenses were $4.4 million for the third quarter ended September 30, 2018, as compared to $2.1 million for the same period in 2017. This increase was primarily due to increased personnel costs and expenses incurred in connection with operating as a public company.

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Net Loss: Net loss was $21.7 million for the third quarter ended September 30, 2018, or $0.71 per basic and diluted share, as compared to a net loss of $10.8 million, or $1.67 per basic and diluted share, for the same period in 2017.

About Forty Seven Inc.:

Forty Seven, Inc. is a clinical-stage, immuno-oncology company that is developing therapies targeting cancer immune evasion pathways based on technology licensed from Stanford University. Forty Seven’s lead program, 5F9, is a monoclonal antibody against the CD47 receptor, a “don’t eat me” signal that cancer cells commandeer to avoid being ingested by macrophages. This antibody is currently being evaluated in six clinical studies in patients with solid tumors, acute myeloid leukemia, non-Hodgkin’s lymphoma, ovarian cancer and colorectal carcinoma.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to the potential of macrophage activation for the treatment of cancer, the potential of FSI-189 as a treatment of cancer and the potential for a FDA approval; filing; the safety, tolerability and efficacy of 5F9 and its other anti-CD47 products, Forty Seven’s ability to fund its clinical programs and the sufficiency of its cash and short-term investments, Forty Seven’s presentation of clinical data at the ASH Annual Meeting, and Forty Seven’s financial outlook. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. The potential product candidates that Forty Seven develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Forty Seven's stock price. Additional information concerning these and other risk factors affecting Forty Seven's business can be found in Forty Seven's periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Forty Seven disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information, please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

For journalist inquiries, please contact Sarah Plumridge at fortyseven@hdmz.com or phone (312) 506-5218.

For investor inquiries, please contact Hannah Deresiewicz at Stern Investor Relations Inc. at hannahd@sternir.com or phone (212) 362-1200.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Forty Seven, Inc.

Statement of Operations Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$17,984	$8,842	$42,733	$27,212
General and administrative	4,383	2,051	11,588	5,509
Total operating expenses	22,367	10,893	54,321	32,721
Loss from operations	(22,367)	(10,893)	(54,321)	(32,721)
Interest and other income, net	708	60	1,165	153
Net loss	$(21,659)	$(10,833)	$(53,156)	$(32,568)
Net loss per share, basic and diluted	$(0.71)	$(1.67)	$(3.63)	$(5.06)
Shares used in computing net loss per share, basic and diluted	30,430,898	6,504,467	14,643,348	6,438,138

Forty Seven, Inc.

Selected Balance Sheet Data

(In thousands)

	As of September 30, 2018	As of December 31, 2017
	Actual	Actual

Cash, cash equivalents and short-term investments	$154,018	$88,111
Working capital	147,116	81,289
Total assets	163,292	95,465
Total liabilities	14,057	12,003
Total stockholders’ equity (deficit)	149,235	83,462

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States